Exhibit 99.1


                  FOR IMMEDIATE RELEASE


                  December 16, 2002

                                           (Analysts) Kris Wenker (763) 764-2607

                                      (Media) Marybeth Thorsgaard (763) 764-6364



               GENERAL MILLS ELECTS HILDA OCHOA-BRILLEMBOURG, CFA
                            TO ITS BOARD OF DIRECTORS


                 BOARD ALSO DECLARES REGULAR QUARTERLY DIVIDEND


         MINNEAPOLIS, MINN.---General Mills today elected Hilda Ochoa-Brillembourg, CFA, to its board of directors. Ms. Ochoa-Brillembourg is President and Chief Executive Officer of Strategic Investment Group (SIG) and Managing Director, Emerging Markets Investment Corporation and Emerging Markets Management. SIG and its affiliates design and implement global investment strategies for large institutional and individual investors.

         Ochoa-Brillembourg, 54, founded SIG in 1987. From 1976 to 1987, she served as the chief investment officer of the Pension Investment Division at the World Bank. A native of Venezuela, Ochoa-Brillembourg also worked as an

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independent consultant in the fields of economics and finance, and as treasurer of the C.A. Luz Electricia de Venezuela prior to joining the World Bank. She serves on the boards of the Harvard Management Company, US Air Group, and the World Bank/International Monetary Fund Credit Union.

         With the addition of Ochoa-Brillembourg, the General Mills board will have 14 members, three of whom are officers of the company.

         In other action at its regularly scheduled December meeting, the General Mills board declared a quarterly dividend payment at the prevailing rate of $.275 per share. The dividend is payable February 3, 2003, to shareholders of record January 10, 2003. General Mills and its predecessor company now have paid uninterrupted dividends without reduction for 104 years.

This press release contains forward-looking statements based on management's current expectations and assumptions. Such statements are subject to certain risks and uncertainties that could cause actual results to differ. General Mills undertakes no obligation to publicly revise any forward-looking statements to reflect future events or circumstances.

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